Exhibit 31
DEED OF AMENDMENT
between
Renova Industries Ltd.
CMCR Management Limited
and
Renova Media Enterprises, Ltd.
in respect of
THE AMENDED AND RESTATED
UP TO US$ 216,000,000 CREDIT FACILITY AGREEMENT
OF NOVEMBER 3, 2006
Dated February 13, 2007

DEED OF AMENDMENT
          This Deed of Amendment (this “Deed”) is made and entered into on February 13, 2007, between RENOVA INDUSTRIES LTD, a company registered in the Bahamas and whose registered office is at 2ND Terrace West Centreville, P.O. Box N-7755, Nassau, Bahamas (“Renova”), CMCR MANAGEMENT LIMITED, a company registered in the Bahamas and whose registered office is at Winterbotham Place, Marlborough & Queen Street, P.O. Box No 10429, Nassau, Bahamas (“CMCR” and together with Renova, the “Principals” and each individually, a “Principal”), and RENOVA MEDIA ENTERPRISES LTD., a company registered in the Bahamas, and whose registered office is at 2nd Terrace West Centreville, P.O. Box N-7755, Nassau, Bahamas (the “Company”, and together with Renova and CMCR, the “Parties” and each individually, a “Party”).
          WHEREAS, on 19 April 2006 the Parties entered into a Credit Facility Agreement Up To US$ 59,140,000 pursuant to which Renova and CMCR being as of Completion 51% and 49% shareholders of the Company have agreed to make available to the Company a loan facility in the aggregate amount of US$59,140,000 (the “Original Credit Facility Agreement
          WHEREAS, on November 3, 2006 the Parties executed an Amended and Restated Up to US$ 216,000,000 Credit Facility Agreement (the “Amended and Restated Credit Facility Agreement”) by which the Parties consolidated all amendments made to the Original Credit Facility Agreement up to the date of the Amended and Restated Credit Facility Agreement and increased the facility amount available to the Company to US$ 216,000,000 (two hundred sixteen million US dollars);
          WHEREAS, the Company requires additional funds in order to finance its acquisition of the remaining outstanding shares of common stock of Moscow Cablecom Corp. (“MOCC”), not already owned by it, pursuant to a negotiated merger between the Company and MOCC (the “Merger”);
          WHEREAS, the Principals are willing to provide the Company with additional financing for the purpose of the Merger on the terms of the Amended and Restated Credit Facility Agreement;
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:
1.	Certain Definitions
          In this Deed, the following words shall have the following meanings:
          “CMCR” has the meaning set forth in the Preamble.

          “Company” has the meaning set forth in the Preamble.
          “Deed” has the meaning set forth in the Preamble.
          “Original Credit Facility Agreement” has the meaning assigned to it the Preamble.
          “Party” or “Parties” has the meaning set forth in the Preamble.
          “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.
          “Principal” or “Principals” has the meaning set forth in the Preamble.
          “Renova” has the meaning set forth in the Preamble.
          “US$” and “United States Dollars” means the lawful currency of the United States of America that at the time of payment is legal tender.
2.	Interpretation
          In this Deed, unless otherwise specified:
(a)	the singular includes the plural and vice versa and any gender includes either gender;

(b)	the headings in this Deed are inserted for convenience only and shall not affect its construction;

(c)	references to this Deed or to any other document include a reference to this Deed or such other document as varied, amended, modified, novated or supplemented from time to time;

(d)	references to any gender shall include all other genders;

(e)	references to the word “include” or “including” are to be construed without limitation;

(f)	references to any Clause, paragraph or Schedule are to those contained in this Deed and all Schedules to this Deed are an integral part of this Deed;

(g)	in writing includes, unless otherwise provided in this Deed, any communication made by letter or facsimile transmission, but not electronic mail;
(h)	U.S. Dollar amounts include the equivalents in any other currency unless otherwise specified herein.
2.	Amendments to the Amended and Restated Credit Facility Agreement
2.1     The Parties hereby agree to amend the definition of “CMCR Commitment” in Clause 1.1. (Interpretation) of the Amended and Restated Credit Facility Agreement to read as follows:
          “CMCR Commitment” means one hundred nineteen million five hundred sixty thousand United States Dollars (US$ 119,560,000) to the extent not cancelled, transferred or reduced under this Agreement.”
2.2     The Parties hereby agree to amend the definition of “Facility Amount” in Clause 1.1. (Interpretation) of the Amended and Restated Credit Facility Agreement to read as follows:
          “Facility Amount” means two hundred forty four million United States Dollars (US$ 244,000,000).”
3.2     The Parties hereby agree to amend the definition of “Renova Commitment” in Section 1.1. (Interpretation) of the Amended and Restated Credit Facility Agreement to read as follows:
          “Renova Commitment” means one hundred twenty four million four hundred forty thousand United States Dollars (US$ 124,440,000) to the extent not cancelled, transferred or reduced under this Agreement.”
3.	Continuing Effect
          Except as specifically provided in this Deed, all of the provisions of the Amended and Restated Credit Facility Agreement shall remain in full force and effect.
4.	Costs; Fees; Expenses
          Each of the Parties shall bear its own legal, accountant and other costs, fees, charges and expenses connected with negotiation, preparation, execution and performance of this Deed.
5.	Amendments and Waivers
          No amendment of any provision of this Deed shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
6.	Severability
          Any term or provision of this Deed that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
7.	Entire Agreement
          This Deed and the Amended and Restated Credit Facility Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written agreements or understandings of the Parties relating hereto, all of which shall be deemed terminated, null and void and of no further effect from the date hereof. This Deed shall be binding on all successors and permitted assignees of the Parties.
8.	Further Assurances
          Each Party shall perform and execute, or arrange for the performance and execution of, each necessary act, document and thing reasonably within its power for the purposes of implementing the provisions of this Deed.
9.	Counterparts
          This Deed may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10.	Governing Law and Language
          This Deed shall be governed by, and construed in accordance with, English law.
11.	Arbitration
          Clause 27 of the Amended and Restated Credit Facility Agreement (Interpretation) shall apply mutatis mutandis to this Deed.
12.	Confidentiality
          Clause 19 of the Amended and Restated Credit Facility Agreement (Disclosure of Information) shall apply mutatis mutandis to this Deed.

13.	Third Party Rights
          The Parties do not intend that any term of this Deed shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party to this Deed.
          IN WITNESS WHEREOF, the Parties hereto have executed this Deed as of the date first written above.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Executed as a Deed on behalf	)
of	)
)
CMCR MANAGEMENT	)	N. Andriyanova
LIMITED,	)	Attorney
a company incorporated in	)
the Bahamas by N.	)
Andriyanova and — , being	)
persons who, in accordance
with the laws of that	)
territory are acting under	)
the authority of CMCR
Management Limited

Executed as a Deed on behalf	)
of	)
)
RENOVA INDUSTRIES	)	/s/ M. Montanari
LIMITED,	)	Director
a company incorporated in	)
the Bahamas by M.	)
Montinari and S. Burrows,	)
being persons who, in	)	/s/ Shakira Burrows
accordance with the laws of	)	Director/Secretary
that territory are acting	)
under the authority of
Renova Industries Limited

Executed as a Deed on behalf	)
of	)
)
RENOVA MEDIA	)	/s/ O. Chaponnier
ENTERPRISES LTD.,	)	Director
)
a company incorporated in	)
the Bahamas by O.	)
Chaponnier and S. Burrows,	)	/s/ Shakira Burrows
being persons who, in	)	Director/Secretary
accordance with the laws of	)
that territory are acting	)
under the authority of	)
Renova Media Enterprises
Ltd.